Exhibit 10.16

[Oaktree Letterhead]

[            ], 2011

[Name]

c/o Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Re:	Management Fee Sharing Arrangement

Dear [Name]:

This letter agreement (this “Agreement”) memorializes certain compensation payable to you in connection with your employment by Oaktree Capital Management, L.P., a Delaware limited partnership (along with its affiliates, “Oaktree”) relating to management fees received from funds or accounts managed by Oaktree. This Agreement is based on your providing, and continuing to provide, ongoing services satisfactory to Oaktree on a full-time basis. In exchange, Oaktree will provide you with the compensation as set forth below, subject to the terms and conditions of this Agreement.

1. Fee Sharing Percentage. For so long as you are a full-time employee of Oaktree in good standing, you will be entitled to receive payments (“Fee Sharing Payments”) equal to the percentage listed on Exhibit A (the “Fee Sharing Percentage”) of the Fee Income (as defined below) received by Oaktree from each investment fund and account managed or controlled by Oaktree listed on Exhibit A hereto (each, an “Applicable Fund”), in each case subject to the terms and limitations described herein. For the avoidance of doubt, the foregoing does not grant you a partnership interest in Oaktree Capital Management, L.P. or any management, control or other rights with respect to the Applicable Funds. You shall be entitled to your Fee Sharing Payments on the first payroll date following the calendar quarter in which Oaktree receives the associated management fee payments from the Applicable Fund. Each Fee Sharing Payment will only be made if you are actively employed by or providing services to Oaktree at the time at which such Fee Sharing Payment is to be paid to you. Your entitlement to Fee Sharing Payments shall cease immediately upon the termination of your employment with Oaktree, whether by voluntary resignation, involuntary termination (with or without cause), death, disability or otherwise for any reason. “Fee Income” means the management fees paid by the Applicable Fund to Oaktree in its capacity as investment advisor of such Applicable Fund. The management fee and the amount of any management fee offsets for any Applicable Fund will be determined in accordance with the partnership agreement, separate account agreement, advisory agreement, side letter or other relevant document(s) governing or binding upon the Applicable Fund.

2. Withholding; Repayments; Tax Treatment.

(a) Oaktree is authorized to deduct and withhold from any amounts otherwise payable or distributable to you any and all amounts required to be deducted or withheld under any applicable law or otherwise, including all taxes required to be withheld by applicable law. Oaktree makes no representation (and shall not be liable to you) as to the tax treatment of payments made hereunder under applicable tax laws.

(b) Notwithstanding anything herein to the contrary, you agree to repay to Oaktree any amount paid to you in excess of what you should have received under the terms of this Agreement for any reason (including without limitation by reason of (i) your receipt of a Fee Sharing Payment in respect of a complete calendar quarter during which your employment or service provider relationship with Oaktree is terminated (in which case you will receive a Fee Sharing Payment prorated to reflect the portion of the calendar quarter during which you performed services for Oaktree and it being understood that Oaktree generally receives Fee Income in advance), (ii) a mistake in calculation or (iii) other administrative error).

3. At-Will Employment. You acknowledge and agree that your employment rights shall not be enlarged or guaranteed by reason of any of the provisions of this Agreement. You further acknowledge and agree that you are and will continue to be an “at will” employee of Oaktree, which means that your employment with Oaktree may be terminated at any time by Oaktree with or without cause or notice and for any lawful reason or no reason.

4. Assignment; Designation of Beneficiaries: Except as set forth in this Section 4, the rights and benefits hereunder shall not be assignable or transferable, and any purported transfer, sale, assignment, pledge or other encumbrance or disposition or attachment of any payments or benefits hereunder other than by operation of law, shall not be permitted or recognized. Oaktree Capital Management, L.P. may assign this agreement to its affiliates; provided that no such assignment shall affect in any way the benefits to you or Oaktree contemplated by this Agreement. You agree to take any such actions and to execute any such documents as Oaktree may reasonably request in order to further implement and evidence any such assignment. You may, with the consent of Oaktree, designate in writing, on forms prescribed by and filed with Oaktree, one or more beneficiaries to receive any payments payable after your death and may at any time amend or revoke any such designation; provided that if you designate a person other than your spouse as a beneficiary, your spouse must sign a statement specifically approving such designation. Any payments to which you would be entitled by virtue of this Agreement while alive will be paid, following your death, to the designated beneficiary. If no beneficiary designation is in effect at the time of death, or in the absence of a spouse’s approval as herein above provided, payments to which you are entitled hereunder shall be made to your personal representative.

5. Governing Law. This Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the State of California; provided that the enforceability of Section 4 above shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and not the laws of the State of California.

6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to Fee Sharing Payments. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto that specifically references this Agreement.

7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

Sincerely,

OAKTREE CAPITAL MANAGEMENT, L.P.

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGED AND CONFIRMED:

[Name]